Exhibit 20.3

March 22, 2005

Chase Manhattan Bank USA, National Association c/o JP Morgan Chase Institutional Trust Services 500 Stanton Christiana Road, OPS4, 3rd Floor Newark, Delaware 19713	Moody’s Investors Services, Inc. ABS Monitoring Department 99 Church Street New York, New York 10007

Deutsche Bank Trust Company Americas Corporate Trust & Agency Services – Structured Finance Services 60 Wall Street, 26th Floor MS NYC60-2606 New York, New York 10005	Standard & Poor’s Rating Services Attn: ABS Surveillance Group 55 Water Street, 41st Floor New York, New York 10041-0003

Fitch Ratings Asset Backed Securities Auto Group – 32nd Floor One State Street Plaza New York, New York 10004

Re:	Annual Statement as to Compliance for WFS Financial 2004-4 Owner Trust

Dear Sir or Madam:

OFFICERS’ CERTIFICATE

Pursuant to Section 4.10 of the Sale and Servicing Agreement (“Agreement”) dated as of
October 1, 2004, and to Section 3.09 of the Indenture (“Indenture”), dated as of the same date, the undersigned officers of WFS Financial Inc (the “Master Servicer” and “Administrator”) certify that:

     (i) a review of the activities of the Master Servicer during the preceding fiscal year and of its performance under the Agreement has been made under such officers’ supervision and to the best of such officers’ knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such year and no default under the Agreement has occurred and is continuing; and

     (ii) a review of the activities of the Issuer during the preceding fiscal year and of its performance under the Indenture has been made under such officers’ supervision and to the best of such officers’ knowledge, based on such review, the Issuer has complied with all conditions and covenants under the Indenture throughout such year.

/s/ MARK OLSON	/s/ J. KEITH PALMER
Mark Olson	J. Keith Palmer
Senior Vice President and Controller	Senior Vice President & Treasurer